Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S ANNOUNCES 2005
GROWTH PLANS AND EARNINGS GUIDANCE

2004 Earnings Guidance Reaffirmed (before FIN 46);
Share Repurchase Authorization Extended

Highlights

•                  Projected 2005 Earnings Per Share of $2.27 to $2.35 (excludes impact of FIN 46)

•                  Domestic System-wide Comparable Sales Increase of Flat to 2% for 2005

•                  2005 Unit Openings of 80 to 100 (Domestic) and 70 to 90 (International)

•                  2005 Unit Closings of 80 to 100 (Domestic) and 35 to 40 (International)

•                  2005 Capital Expenditures of $18 to 20 Million

•                  2004 Earnings Guidance of $2.17 to $2.21 Reaffirmed  (before FIN 46)

Louisville, Kentucky (December 15, 2004) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced its 2005 growth plans and earnings guidance.  The company projects earnings per share in the range of $2.27 to $2.35 for 2005.  The projected 2005 earnings guidance excludes any impact from the consolidation in accordance with FIN 46 of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity.  Significant assumptions underlying this guidance are discussed below and a more comprehensive list of assumptions is presented in an attached schedule.

Significant assumptions

Comparable sales - Domestic system-wide comparable sales are expected to range from flat to an increase of 2% for 2005.  Although the company is building on certain 2004 initiatives and undertaking several additional initiatives in 2005 to increase restaurant level sales and transactions, the competition in the U.S. quick service restaurant pizza category continues to be challenging.  The introduction of new specialty pizzas and other products will continue to be a component of the company’s marketing strategy for 2005.

Net unit growth - Domestic restaurant openings are expected to range from 80 to 100 during 2005, substantially all of which will be franchise units.  The company anticipates that a similar number of domestic units may close in 2005.  The challenging sales environment and generally high level of commodity costs continues to limit the level of improvement in unit economics required to generate net new unit growth domestically.  The domestic development pipeline has approximately 375 units under contractual commitment as of the end of November with scheduled opening dates through 2009. The company continues to project net unit growth for its International operating unit with anticipated openings in the range of 70 to 90 units and approximately 700 units under contractual commitment for development as of the end of November, with scheduled openings in 24 countries through 2013.  The company anticipates that 35 to 40 international units may close in 2005.

Capital Expenditures - Capital expenditures are expected to range from $18 to 20 million during 2005.  The capital expenditures are primarily composed of maintenance capital for company-owned restaurants including a small number of new and relocated units.

Significant Factors Expected to Impact Margins

Company-owned restaurants - The total operating margin for company-owned restaurants is expected to increase approximately 50 to 100 basis points, excluding the impact of the consolidation of BIBP in both years.  The company expects to obtain these improvements in operating margin primarily through 2005 cost savings initiatives and the full-year impact of cost savings initiatives implemented throughout 2004.  The favorable impact of these anticipated procurement and other savings is expected to be partially offset by higher base commodity costs, particularly cheese (discussed below). Advertising and related costs as a percent of company-owned restaurant sales are expected to be relatively consistent with 2004 levels, although the composition of such costs may be different.

Commissary and other operating units - The total operating margin for commissary and other operating units is expected to increase approximately 10 to 20 basis points.  The majority of the improvement in margin is expected from reduced sales of lower margin products, such as promotional items, and an expected improvement in the operating margin for the franchise insurance program.  As more fully described in our November 2, 2004 third quarter earnings release, effective October 1, 2004, a third-party commercial insurance company began providing fully-insured coverage to franchisees participating in the franchise insurance program.  The new agreement eliminates the company’s risk of loss from franchise insurance coverage written after September 2004.  These favorable factors are expected to be partially offset by a reduced percentage margin on cheese as a result of projected higher average cheese costs in 2005 as compared to 2004 (cheese has a fixed-dollar, as opposed to a fixed-percentage mark-up).

International revenue - International revenue is expected to improve as a result of increased royalties due to higher average unit volumes and an increase in the average number of units, and increased development fees due to an increase in the projected number of unit openings.

General and administrative expenses - G&A expenses are expected to increase approximately 30 to 40 basis points in 2005 as compared to 2004, due in large part to costs related to additional initiatives that are planned in 2005, primarily related to driving restaurant-level sales for both company-owned and franchised units.

Reaffirmed Guidance for 2004

The company reaffirms that it expects 2004 earnings per share to be in the $2.17 to $2.21 range, excluding the impact of the consolidation of  BIBP.

The inclusion of BIBP will reduce the company’s 2004 operating results approximately $23.0 million, or $0.82 per share.  The company’s earnings after the inclusion of BIBP are expected to be in the range of $1.35 to $1.39 for 2004.

Increased Share Repurchase Authorization

The company also announced that its Board of Directors has extended, through December 25, 2005, the $425 million authorization in the amount of the company’s common stock that may be repurchased by the company from time to time. The authorization includes both market purchases as well as private transactions and was to expire on December 26, 2004 if not extended.

To date, the company has repurchased an aggregate of $417.9 million of its common stock, representing 15.6 million shares at an average price of $26.72 per share.  After such repurchases, the company has approximately 17.0 million shares of common stock outstanding on a fully diluted basis (approximately 16.8 million actual shares outstanding).

Executive Officer Stock Sales

Certain directors and executive officers of the company, including Chief Executive Officer John H. Schnatter, have adopted or extended previously adopted pre-arranged trading plans under Securities and Exchange Commission Rule 10b5-1 in order to sell shares, or exercise stock options and sell the underlying shares, at predetermined price thresholds.  The plans permit the sales of up to 640,000 shares on a combined basis through December 31, 2005.  These 10b5-1 plans were adopted as part of the officers’ personal asset diversification programs.

Cheese Costs and Variable Interest Entities

In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s domestic restaurants to be established on a quarterly basis.  This program is executed by BIBP Commodities, Inc. (BIBP), a franchise-owned entity established solely for this purpose.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.

The average block market price paid by the company in 2004 is approximately $1.41 per pound.  Based upon the projected actual block market prices for 2005 (as reflected in current milk futures prices) and the BIBP pricing formula, the average equivalent block market price to be paid by the company in 2005 is expected to approximate $1.58 per pound.  This anticipated increase in cheese costs is expected to result in restaurant food cost increases of approximately 100 basis points as a percentage of restaurant sales, and this increase has been reflected in the 2005 earnings guidance.

As disclosed in previous releases, as required by Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 46” (FIN 46), the company began consolidating BIBP’s operating results beginning in 2004. The consolidation of BIBP had a significant impact on the company’s 2004 operating results and is expected to have a significant ongoing impact on the company’s future operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to primarily be reflected in two separate components of the company’s statement of operations. The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period. This portion of BIBP operating income (loss) is reflected as a reduction (increase) in the “Domestic company-owned restaurant expenses - cost of sales” line item. This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The second component of the net impact from the consolidation of BIBP is reflected in the caption “Loss (income) from the franchise cheese-purchasing program, net of minority interest.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders. The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.

The consolidation of BIBP has no impact on the underlying economic results in comparison to those prior to the consolidation of BIBP.  Any deficits arising within BIBP are primarily funded by a BIBP line of credit with a commercial bank.  Accordingly, the company’s borrowing capacity is not expected to be significantly impacted.  BIBP will be managed to a “break-even” basis over time, meaning that domestic restaurants will pay the actual average block market price for cheese and the company will recognize the actual average block market price of cheese for company-owned restaurants in its financial results, neither subsidizing nor benefiting from the pricing of cheese to franchise restaurants on a cumulative basis over numerous years.

Based on the projected CME milk futures market prices, and the actual fourth quarter 2004 and projected quarterly 2005 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to increase (decrease) the company’s operating income as follows (in thousands):

Quarter 4 - 2004	$(2,500)

Quarter 1 - 2005	$2,600
Quarter 2 - 2005	3,900
Quarter 3 - 2005	3,600
Quarter 4 - 2005	3,300
Full year - 2005	$13,400

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At November 21, 2004, there were 2,809 Papa John’s restaurants (567 company-owned and 2,242 franchised) operating in 49 states and 19 international markets. Papa John’s also franchises 120 Perfect Pizza restaurants in the United Kingdom. For more information about the company, visit Papa John’s at http://www.papajohns.com.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, fuel, energy, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Significant Operating Assumptions for 2005
Papa John’s International, Inc.

	Projected 2004 Results	Guidance for 2005

Domestic Unit Openings	100 to 110 units	80 to 100 units

International Unit Openings	60 to 65 units	70 to 90 units

Domestic Unit Closings	100 to 110 units	80 to 100 units

International Unit Closings	40 to 45 units	35 to 40 units

Domestic Comparable Sales	0% to 0.5% increase	0% to 2.0% increase

Total International Restaurant Revenue Increases (Constant U.S.$)	4.8% to 5.0% increase	8.0% to 10.0% increase

Corporate Restaurant Operating Margin (A)	16.9% to 17.1%	17.5% to 18.0%

Commissary and Other Operating Margin	7.9% to 8.1%	8.0% to 8.3%

G&A Expenses as a Percentage of Revenues	7.6% to 7.8%	7.9% to 8.1%

Other General Expenses (B)	$2.5 to 2.9 million	$3.0 to 3.5 million

Net Interest Expense (C)	$4.4 to 4.5 million	$3.8 to 4.2 million

Capital Expenditures	$20 to 22 million	$18 to 20 million

Weighted Average Diluted Shares Outstanding (D)	17.4 to 17.6 million	16.8 to 17.0 million

(A)                Does not include any impact from the consolidation of BIBP for 2004 or 2005.  Actual reported corporate restaurant operating margin for 2004 is expected to range from 15.4% to 15.6% after reflecting the impact of BIBP consolidation.

(B)                  Other General Expenses include items such as restaurant relocation expenses, losses on restaurant and other dispositions and provisions for uncollectible notes receivable and impaired assets.

(C)                  The projected 2004 Net Interest Expense has been reduced by $625,000 as a result of the elimination of a joint venture minority interest liability in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.

(D)                 Reduction in the projected 2005 Weighted Average Diluted Shares Outstanding results primarily from the net impact of 2004 share repurchases and stock option exercises.